Exhibit 99.1

331 Treble Cove Road North Billerica, MA 01862	800.362.2668 www.lantheus.com
Lantheus Holdings, Inc. Reports Fourth Quarter and Full Year 2019 Financial Results

•	Worldwide revenue of $89.3 million and $347.3 million for the fourth quarter and full year 2019, representing an increase of 3.6% and 1.2% over the prior year period, respectively

•	Net income of $10.5 million and $31.7 million for the fourth quarter and full year 2019, representing a decrease of 21.4% and 21.8% from the prior year period, respectively

•
GAAP fully diluted EPS of $0.26 and $0.79 for the fourth quarter and full year 2019, representing a decrease of 22.6% and 23.0% from the prior year period; adjusted fully diluted EPS of $0.34 and $1.17 for the fourth quarter and full year 2019, representing an increase of 19.0% and 3.5% over the prior year period, respectively

•
Net cash provided by operating activities was $22.4 million and $80.4 million for the fourth quarter and full year 2019. Free cash flow of $17.7 million and $58.3 million for the fourth quarter and full year 2019, representing an increase of 77.9% and 42.0% over the prior year period, respectively

•	The Company provides first quarter and full year 2020 revenue and adjusted fully diluted earnings per share guidance
NORTH BILLERICA, Mass., February 25, 2020 - Lantheus Holdings, Inc. (the “Company”) (NASDAQ: LNTH), parent company of Lantheus Medical Imaging, Inc. (“LMI”), a global leader in the development, manufacture and commercialization of innovative diagnostic imaging agents and products, today reported financial results for its fourth quarter and full year 2019 ended December 31, 2019.
The Company’s worldwide revenue for the fourth quarter of 2019 totaled $89.3 million, compared with $86.3 million for the fourth quarter of 2018, representing an increase of 3.6% over the prior year period. Full year 2019 worldwide revenues were $347.3 million, compared with $343.4 million for the full year 2018, representing an increase of 1.2% over the prior year period.
The Company’s fourth quarter 2019 net income was $10.5 million, or $0.26 per fully diluted share, as compared to $13.3 million, or $0.34 per fully diluted share for the fourth quarter of 2018, representing a decrease of 21.4% from the prior year period. Full year 2019 net income was $31.7 million, or $0.79 per fully diluted share, as compared to $40.5 million, or $1.03 per fully diluted share for the full year 2018, representing a decrease of 21.8% from the prior year period.
The Company’s fourth quarter 2019 adjusted fully diluted earnings per share were $0.34, as compared to $0.29 for the fourth quarter of 2018, representing an increase of 19.0% over the prior year period. The Company’s full year 2019 adjusted fully diluted earnings per share were $1.17, as compared to $1.13 for the full year 2018, representing an increase of 3.5% over the prior year period.
Lastly, net cash provided by operating activities was $22.4 million and $80.4 million for the fourth quarter and full year 2019. Free Cash Flow was $17.7 million for the fourth quarter of 2019, representing an increase of approximately $7.7 million, or 77.9% over the prior year period. Full year 2019 free cash flow was $58.3 million, as compared to $41.1 million for the full year 2018, representing an increase of approximately $17.3 million, or 42.0% over the prior year period.
“We finished 2019 with robust DEFINITY, earnings and free cash flow performance,” said Mary Anne Heino, President and CEO. “Throughout 2019, it was Lantheus team members from across the organization who drove these results. As we look to 2020 and beyond, we see exciting revenue and value creation opportunities for the Company as we add the Progenics’ team with their exciting oncology, precision diagnostic, and other products to our own portfolio.”
Outlook
The Company guidance for the first quarter and full year 2020 is as follows:

Guidance Issued February 25, 2020
Q1 FY 2020 Revenue Growth	2.9% - 5.2%
Q1 FY 2020 Revenue	$89 million - $91 million
Q1 FY 2020 Adjusted Fully Diluted EPS	$0.25 - $0.27
Guidance Issued February 25, 2020
FY 2020 Revenue Growth	10.6% - 12.3%
FY 2020 Revenue	$384 million - $390 million
FY 2020 Adjusted Fully Diluted EPS	$1.34 - $1.40

On a forward-looking basis, the Company does not provide GAAP income per common share guidance or a reconciliation of adjusted fully diluted EPS to GAAP income per common share because the Company is unable to predict with reasonable certainty business development and acquisition-related expenses, purchase accounting fair value adjustments, and any one-time, non-recurring charges. These items are uncertain, depend on various factors, and could be material to results computed in accordance with GAAP. As a result, it is the Company’s view that a quantitative reconciliation of adjusted fully diluted EPS on a forward-looking basis is not available without unreasonable effort.
Internet Posting of Information
The Company routinely posts information that may be important to investors in the “Investors” section of its website at www.lantheus.com. The Company encourages investors and potential investors to consult its website regularly for important information about the Company.
Conference Call and Webcast
As previously announced, the Company will host a conference call on Tuesday, February 25, 2020 at 8:00 a.m. ET. To access the live conference call via telephone, please dial 1-866-498-8390 (U.S. callers) or 1-678-509-7599 (international callers) and provide passcode 7953035. A live audio webcast of the call also will be available in the Investors section of the Company’s website at www.lantheus.com.
A replay of the audio webcast will be available in the Investors section of our website at www.lantheus.com approximately two hours after completion of the call and will be archived for 30 days.
The conference call will include a discussion of non-GAAP financial measures. Reference is made to the most directly comparable GAAP financial measures, the reconciliation of the differences between the two financial measures, and the other information included in this press release, our Form 8-K filed with the SEC today, or otherwise available in the Investor Relations section of our website located at www.lantheus.com.
The conference call may include forward-looking statements. See the cautionary information about forward-looking statements in the safe-harbor section of this press release.
About Lantheus Holdings, Inc. and Lantheus Medical Imaging, Inc.
Lantheus Holdings, Inc. is the parent company of LMI, a global leader in the development, manufacture and commercialization of innovative diagnostic imaging agents and products. LMI provides a broad portfolio of products, including the echocardiography contrast agent DEFINITY® Vial for (Perflutren Lipid Microsphere) Injectable Suspension and TechneLite® (Technetium Tc99m Generator), a technetium-based generator that provides the essential medical isotope used in nuclear medicine procedures. The Company is headquartered in North Billerica, Massachusetts with offices in Puerto Rico and Canada. For more information, visit www.lantheus.com.
Non-GAAP Financial Measures
The Company uses non-GAAP financial measures, such as adjusted net income and its line components; adjusted net income per share - fully diluted; and free cash flow. The Company’s management believes that the presentation of these measures provides useful information to investors. These measures may assist investors in evaluating the Company’s operations, period over period. However, these measures may exclude items that may be highly variable, difficult to predict and of a size that could have a substantial impact on the Company’s reported results of operations for a particular period. Management uses these and other non-GAAP measures internally for evaluation of the performance of the business, including the allocation of resources and the evaluation of results relative to employee performance compensation targets. Investors should consider these non-GAAP measures only as a supplement to, not as a substitute for or as superior to, measures of financial performance prepared in accordance with GAAP.
This press release includes forward-looking non-GAAP guidance for 2020 adjusted fully diluted EPS. No reconciliation of this forward-looking non-GAAP guidance is included in this press release because, due to the high variability and difficulty in making accurate forecasts and projections of some of the information that would be required to prepare such a reconciliation and the fact that some of the excluded information is not readily ascertainable or accessible, the Company is unable to quantify certain amounts that would be required to be included in the most directly comparable GAAP financial measure without unreasonable efforts.
Safe Harbor for Forward-Looking and Cautionary Statements
This press release contains “forward-looking statements” as defined under U.S. federal securities laws, including statements about our 2020 outlook. Forward-looking statements may be identified by their use of terms such as anticipate, believe, confident, could, estimate, expect, intend, may, plan, predict, project, target, will and other similar terms. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to materially differ from those described in the forward-looking statements. Readers are cautioned not to place undue reliance on the forward-looking statements contained herein, which speak only as of the date hereof. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. Risks and uncertainties that could cause our actual results to materially differ from those described in the forward-looking statements include our future operating results, our ability to complete our acquisition of Progenics Pharmaceuticals and realize the expected benefits on the anticipated timeline or at all, the outcome of our clinical programs, as well as the risk and uncertainties discussed in our filings with the Securities and Exchange Commission (including those described in the Risk Factors section in our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q).
- Tables Follow -

Lantheus Holdings, Inc.
Consolidated Statements of Operations
(in thousands, except per share data – unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Revenues	$89,346	$86,271	$347,337	$343,374
Cost of goods sold	44,781	42,426	172,526	168,489
Gross profit	44,565	43,845	174,811	174,885
Operating expenses
Sales and marketing	10,392	9,911	41,888	43,159
General and administrative	17,301	12,440	61,244	50,167
Research and development	4,434	4,551	20,018	17,071
Total operating expenses	32,127	26,902	123,150	110,397
Operating income	12,438	16,943	51,661	64,488
Interest expense	2,126	4,611	13,617	17,405
Loss on extinguishment of debt	—	—	3,196	—
Other expense (income)	7,916	(410)	6,221	(2,465)
Income before income taxes	2,396	12,742	28,627	49,548
Income tax (benefit) expense	(8,054)	(551)	(3,040)	9,030
Net income	$10,450	$13,293	$31,667	$40,518
Net income per common share:
Basic	$0.27	$0.35	$0.81	$1.06
Diluted	$0.26	$0.34	$0.79	$1.03
Weighted-average common shares outstanding:
Basic	39,246	38,465	38,988	38,233
Diluted	40,133	39,492	40,113	39,501

Lantheus Holdings, Inc.
Consolidated Segment Revenues Analysis
(in thousands – unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2019	2018	% Change	2019	2018	% Change
United States
DEFINITY	$57,678	$47,359	21.8%	$211,777	$178,440	18.7%
TechneLite	17,330	17,262	0.4%	72,534	74,042	(2.0)%
Other nuclear	8,225	11,651	(29.4)%	36,231	48,935	(26.0)%
Rebates and allowances	(4,518)	(3,521)	28.3%	(16,553)	(12,837)	28.9%
Total United States	78,715	72,751	8.2%	303,989	288,580	5.3%
International
DEFINITY	1,695	1,206	40.5%	5,731	4,633	23.7%
TechneLite	3,264	6,105	(46.5)%	14,058	24,816	(43.4)%
Other nuclear	5,673	6,211	(8.7)%	23,574	25,349	(7.0)%
Rebates and allowances	(1)	(2)	(50.0)%	(15)	(4)	275.0%
Total International	10,631	13,520	(21.4)%	43,348	54,794	(20.9)%
Worldwide
DEFINITY	59,373	48,565	22.3%	217,508	183,073	18.8%
TechneLite	20,594	23,367	(11.9)%	86,592	98,858	(12.4)%
Other nuclear	13,898	17,862	(22.2)%	59,805	74,284	(19.5)%
Rebates and allowances	(4,519)	(3,523)	28.3%	(16,568)	(12,841)	29.0%
Total Revenues	$89,346	$86,271	3.6%	$347,337	$343,374	1.2%

Lantheus Holdings, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
(in thousands, except per share data – unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Net income	$10,450	$13,293	$31,667	$40,518
Stock and incentive plan compensation	2,991	2,481	12,571	9,496
Amortization of acquired intangible assets	451	581	1,804	2,648
Campus consolidation costs	—	3	—	1,157
Extinguishment of debt	—	—	3,196	—
Arbitration award	(3,453)	—	(3,453)	—
Strategic collaboration and license costs	—	—	300	—
Integration costs	1,488		1,488
Acquisition-related costs	2,834	—	8,010	—
Income tax benefit for release of valuation allowances	—	(3,969)	—	(3,969)
Income tax effect of non-GAAP adjustments(a)	(1,134)	(1,123)	(8,583)	(5,126)
Adjusted net income	$13,627	$11,266	$47,000	$44,724
Adjusted net income, as a percentage of revenues	15.3%	13.1%	13.5%	13.0%

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Net income per share - diluted	$0.26	$0.34	$0.79	$1.03
Stock and incentive plan compensation	0.07	0.06	0.31	0.24
Amortization of acquired intangible assets	0.01	0.02	0.04	0.06
Campus consolidation costs	—	—	—	0.03
Extinguishment of debt	—	—	0.08	—
Arbitration award	(0.09)	—	(0.09)
Strategic collaboration and license costs	—	—	0.01	—
Integration costs	0.04	—	0.04	—
Acquisition-related costs	0.07	(0.10)	0.20	—
Income tax benefit for release of valuation allowances	—	—	—	(0.10)
Income tax effect of non-GAAP adjustments(a)	(0.02)	(0.03)	(0.21)	(0.13)
Adjusted net income per share - diluted	$0.34	$0.29	$1.17	$1.13
Weighted-average common shares outstanding - diluted	40,133	39,492	40,113	39,501

(a)
The income tax effect of the adjustments between GAAP net income and non-GAAP adjusted net income takes into account the tax treatment and related tax rate that apply to each adjustment in the applicable tax jurisdiction.

Lantheus Holdings, Inc.
Reconciliation of Free Cash Flow
(in thousands – unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Net cash provided by operating activities	$22,421	$17,306	$80,384	$61,193
Capital expenditures	(4,741)	(7,366)	(22,061)	(20,132)
Free cash flow	$17,680	$9,940	$58,323	$41,061

Lantheus Holdings, Inc.
Condensed Consolidated Balance Sheets
(in thousands – unaudited)

	December 31, 2019	December 31, 2018
Assets
Current assets
Cash and cash equivalents	$92,919	$113,401
Accounts receivable, net	43,529	43,753
Inventory	29,180	33,019
Other current assets	7,283	5,242
Total current assets	172,911	195,415
Property, plant and equipment, net	116,497	107,888
Intangibles, net	7,336	9,133
Goodwill	15,714	15,714
Deferred tax assets, net	71,834	81,449
Other long-term assets	21,627	30,232
Total assets	$405,919	$439,831
Liabilities and stockholders’ equity
Current liabilities
Current portion of long-term debt and other borrowings	$10,143	$2,750
Accounts payable	18,608	17,955
Accrued expenses and other liabilities	37,360	32,050
Total current liabilities	66,111	52,755
Asset retirement obligations	12,883	11,572
Long-term debt, net and other borrowings	183,927	263,709
Other long-term liabilities	28,397	40,793
Total liabilities	291,318	368,829
Total stockholders’ equity	114,601	71,002
Total liabilities and stockholders’ equity	$405,919	$439,831

###
CONTACTS:
Mark Kinarney
Director, Investor Relations
978-671-8842
ir@lantheus.com